Exhibit(j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 65 to the Registration Statement on Form N-1A of North Carolina Capital Management Trust: Government Portfolio (formerly Cash Portfolio) and Term Portfolio of our report dated August 14, 2017 relating to the financial statements and financial highlights included in the June 30, 2017 Annual Report to Shareholders of the above referenced funds which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP Boston, Massachusetts August 22, 2017